Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-212366) and related Prospectus of 8point3 Energy Partners LP for the registration of Class A shares representing limited partner interests in 8point3 Energy Partners LP and Partnership securities representing limited partner interests in 8point3 Energy Partners LP and to the incorporation by reference therein of our report dated March 10, 2015, with respect to the combined carve-out balance sheets of Select Project Entities and Leases of SunPower Corporation (Predecessor) as of December 28, 2014, and the related combined carve-out statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 28, 2014 and December 29, 2013, included in the 8point3 Energy Partners LP Transition Report (Form 10-K/A Amendment No. 1) for the transition period from December 28, 2014 to November 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 24, 2016